Exhibit 99.1

News Release
U.S. Silica Holdings, Inc. Announces Fourth Quarter and Full Year 2019 Results

•	Fourth quarter revenue of $339.1 million and full year revenue of $1.47 billion

•	GAAP EPS loss for the quarter of $3.99 per share and adjusted EPS loss of $0.53 per share

•	Double digit growth in annual revenue and profitability for the Industrial and Specialty Products segment

•	Annual SandBox loads increased 30% versus 2018 levels

•	Record 15.1 million tons sold in Oil & Gas segment in 2019

•	Fourth quarter recorded an impairment charge of $363.7 million due to changes in customer demand and preferences

Katy, Texas, February 25, 2020 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced a net loss of $292.9 million, or $3.99 per basic and diluted share, for the fourth quarter ended December 31, 2019, compared with a net loss of $256.1 million, or $3.44 per basic and per diluted share, for the fourth quarter of 2018. The fourth quarter results were negatively impacted by $363.7 million or $3.76 per share in impairment expenses, $1.3 million or $0.01 per share in costs related to plant startup and expansion expenses, $16.3 million or $0.17 per share related to merger and acquisition expenses, $2.1 million or $0.02 per share in facility closure costs and $3.9 million or $0.04 per share in other adjustments, partially offset by a net $52.3 million or $0.54 per share customer shortfall penalty, resulting in adjusted EPS for the fourth quarter of a loss of $0.53 per basic and diluted share.
“I am proud of what we achieved in 2019 in the face of market headwinds in energy and uncertainty late in the year in broader industrials markets,’’ said Bryan Shinn, U.S. Silica chief executive officer. “We continued to build, invest in and transform U.S. Silica for the long-term and had many successes.
We expanded our industrial capacity, delivering record segment profitability, and invested in next generation Sandbox equipment while achieving record load volumes. We also right sized our proppant business and completed startup of our two new West Texas mines. Across the enterprise we signed numerous new customer contracts during the year. At the same time, we significantly advanced our new offering pipeline while recording the safest year in my tenure at the company.”
Full Year 2019 Highlights
Total Company

•	Revenue of $1.47 billion decreased 7% compared with $1.58 billion for 2018.

•	Net loss of $329.1 million, or $4.49 per basic and diluted share, for 2019, compared with a net loss of $200.8 million, or $2.63 per basic and per diluted share, for 2018.

•	Overall tons sold of 18.788 million for 2019 increased 4% compared with 18.059 million tons sold in 2018.

•	Contribution margin of $426.8 million for 2019 decreased 17% compared with $512.9 million for 2018.

•	Adjusted EBITDA of $286.3 million for 2019 decreased 27% compared with Adjusted EBITDA of $392.5 million for 2018.

Fourth Quarter 2019 Highlights
Total Company

•	Revenue of $339.1 million for the fourth quarter of 2019 decreased 6% compared with $361.8 million in the third quarter of 2019 and 5% when compared with the fourth quarter of 2018.

•	Overall tons sold of 4.204 million for the fourth quarter of 2019 decreased 13% compared with 4.850 million tons sold in the third quarter of 2019 and 9% when compared with the fourth quarter of 2018.

•	Contribution margin of $107.1 million for the fourth quarter of 2019 increased 13% compared with $95.0 million in the third quarter of 2019 and 8% when compared with the fourth quarter of 2018.

•	Adjusted EBITDA of $73.6 million for the fourth quarter of 2019 increased 26% compared with $58.4 million in the third quarter of 2019 and 8% when compared with the fourth quarter of 2018.

Industrial and Specialty Products

•	Revenue of $104.8 million for the fourth quarter of 2019 decreased 12% compared with $119.1 million in the third quarter of 2019 and 8% when compared with the fourth quarter of 2018.

•	Tons sold totaled 0.842 million for the fourth quarter of 2019 decreased 12% compared with 0.954 million tons sold in the third quarter of 2019 and 10% when compared with the fourth quarter of 2018.

•
Segment contribution margin of $39.1 million, or $46.45 per ton, for the fourth quarter of 2019 decreased 12% compared with $44.4 million in the third quarter of 2019 and 12% when compared with the fourth quarter of 2018.

Oil & Gas

•	Revenue of $234.3 million for the fourth quarter of 2019 decreased 3% compared with $242.7 million in the third quarter of 2019 and 4% when compared with the fourth quarter of 2018.

•
Tons sold of 3.362 million for the fourth quarter of 2019 decreased 14% compared with 3.896 million tons sold in the third quarter of 2019 and decreased 9% when compared with the fourth quarter of 2018.

•
Segment contribution margin of $68.0 million, or $20.22 per ton, for the fourth quarter of 2019 increased 34% compared with $50.6 million in the third quarter of 2019 and 25% when compared with the fourth quarter of 2018.

Capital Update
As of December 31, 2019, the Company had $185.7 million in cash and cash equivalents and $93.5 million available under its credit facilities. Total debt as of December 31, 2019 was $1.232 billion. Capital expenditures in the fourth quarter totaled $20.5 million and were mainly related to growth projects in our ISP segment, as well as spending on equipment to expand our SandBox operations and other maintenance and cost improvement capital projects. During the fourth quarter of 2019, the Company generated $27.7 million in cash flow from operations.
Outlook and Guidance
In 2019, the Company made significant process in laying the groundwork to achieve its three strategic priorities in 2020, namely, 1) prioritizing free cash flow, 2) repositioning its Oil & Gas business, and 3) growing its Industrial & Specialty Products business.
In November of 2019, the Company announced a 10% reduction of its workforce that is expected to deliver annual SG&A savings of approximately $20 million. U.S. Silica took steps to optimize its asset portfolio by idling its highest-cost plants and improving efficiencies at existing plants.

The Company made significant progress in repositioning its Oil & Gas business and right sizing its proppant volumes to match current and expected demand from well completions. The Company continues to optimize its logistics network by eliminating sub-optimal shipments and exiting high cost transload sites while renegotiating transload fees and rail rates. The Company expects proppant demand in 2020 to increase by approximately 5% compared with 2019.
In 2019, the Company’s last-mile business made significant investments in next generation equipment for Sandbox, expanded box payloads and offered customers a new gravity fed stand that is quieter, requires less maintenance and is less expensive to build. In 2020 we anticipate that SandBox pricing pressure will persist but not worsen.
U.S. Silica has continued to shift its Industrial and Specialty Products business toward higher margin products and is currently pursuing several growth platforms. For example, the Company is using innovative technology in milling that expands the Company’s capabilities and further differentiates its products. The Company is targeting new, not-in-kind markets where customers are looking for an effective alternative to existing offerings. The Company has several new products in various stages of customer trials. In many cases, the sales cycles for these new products are long but the Company believes it is making good progress. The Company intends to increase the base Industrial and Specialty Products business through price increases, market share gains, a focus on new, higher-margin products and small, bolt-on acquisitions.
In 2020, the Company expects continued strength in many of its industrial end markets, especially residential housing and remodeling, driven by growing housing demand and historically low mortgage rates. The Federal National Mortgage Association (Fannie Mae) forecasts single-family housing starts in 2020 to increase 10% year-over-year. Despite an expected year-over-year slight contraction in light vehicle sales in 2020, the Company is optimistic with respect to its automotive end markets, which should benefit from low unemployment, strong consumer confidence and low finance rates. In its filtration end markets, however, the Company expects slight headwinds for some of its silica sand and diatomaceous earth product offerings due to the expected contraction in U.S. alcohol sales.
The Company expects to keep its capital expenditures in the range of $30 million to $40 million in 2020 and to be funded from its cash flow from operations.
Conference Call
U.S. Silica will host a conference call for investors today, February 25, 2020 at 7:30 a.m. Central Time to discuss these results. Hosting the call will be Bryan Shinn, chief executive officer and Don Merril, executive vice president and chief financial officer. Investors are invited to listen to a live webcast of the conference call by visiting the "Investors" section of the Company's website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers, (201) 612-7415. The conference ID for the replay is 13686713. The replay will be available through March 25, 2020.
About U.S. Silica
U.S. Silica Holdings, Inc. is a performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry, and in a wide range of industrial applications. Over its 120-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 1,500 diversified products to customers across our end markets. U.S. Silica's wholly-owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient.

The Company currently operates 25 mines and production facilities. The Company is headquartered in Katy, Texas and has offices in Reno, Nevada and Chicago, Illinois.
Forward-looking Statements
This full-year and fourth-quarter 2019 earnings release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws - that is, statements about the future, not about past events. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “could,” “can have,” “likely” and other words and terms of similar meaning. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica's growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, ability to reduce costs or idle plants, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are global economic conditions; fluctuations in demand for commercial silica, diatomaceous earth, perlite, clay and cellulose; fluctuations in demand for frac sand or the development of either effective alternative proppants or new processes to replace hydraulic fracturing; the entry of competitors into our marketplace; changes in production spending by companies in the oil and gas industry and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world; pricing pressure; weather and seasonal factors; the cyclical nature of our customers’ business; our inability to meet our financial and performance targets and other forecasts or expectations; our substantial indebtedness and pension obligations, including restrictions on our operations imposed by our indebtedness; operational modifications, delays or cancellations; prices for electricity, natural gas and diesel fuel; our ability to maintain our transportation network; changes in government regulations and regulatory requirements, including those related to mining, explosives, chemicals, and oil and gas production; silica-related health issues and corresponding litigation; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. The forward-looking statements speak only as of the date hereof, and we disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

U.S. SILICA HOLDINGS, INC.
SELECTED FINANCIAL DATA FROM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; dollars in thousands, except per share amounts)

	Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018
Total sales	$339,059	$361,814	$357,380
Total cost of sales (excluding depreciation, depletion and amortization)	257,962	283,633	287,038
Operating expenses:
Selling, general and administrative	37,325	40,208	32,168
Depreciation, depletion and amortization	42,819	47,126	46,527
Goodwill and other asset impairments	363,717	130	265,715
Total operating expenses	443,861	87,464	344,410
Operating (loss) income	(362,764)	(9,283)	(274,068)
Other (expense) income:
Interest expense	(22,996)	(24,733)	(21,281)
Other income (expense), net, including interest income	443	3,280	1,336
Total other expense	(22,553)	(21,453)	(19,945)
(Loss) income before income taxes	(385,317)	(30,736)	(294,013)
Income tax benefit	91,892	7,671	37,938
Net (loss) income	$(293,425)	$(23,065)	$(256,075)
Less: Net loss attributable to non-controlling interest	(554)	(28)	(13)
Net (loss) income attributable to U.S. Silica Holdings, Inc.	$(292,871)	$(23,037)	$(256,062)

(Loss) earnings per share attributable to U.S. Silica Holdings, Inc.:
Basic	$(3.99)	$(0.31)	$(3.44)
Diluted	$(3.99)	$(0.31)	$(3.44)
Weighted average shares outstanding:
Basic	73,343	73,328	74,485
Diluted	73,343	73,328	74,485
Dividends declared per share	$0.06	$0.06	$0.06

	Year Ended
	December 31, 2019	December 31, 2018
Total sales	$1,474,477	$1,577,298
Total cost of sales (excluding depreciation, depletion and amortization)	1,133,293	1,163,129
Operating expenses:
Selling, general and administrative	150,848	146,971
Depreciation, depletion and amortization	179,444	148,832
Goodwill and other asset impairments	363,847	281,899
Total operating expenses	694,139	577,702
Operating (loss) income	(352,955)	(163,533)
Other (expense) income:
Interest expense	(95,472)	(70,564)
Other income (expense), net, including interest income	19,519	4,144
Total other expense	(75,953)	(66,420)
(Loss) income before income taxes	(428,908)	(229,953)
Income tax benefit	99,151	29,132
Net (loss) income	$(329,757)	$(200,821)
Less: Net loss attributable to non-controlling interest	(675)	(13)
Net (loss) income attributable to U.S. Silica Holdings, Inc.	$(329,082)	$(200,808)

(Loss) earnings per share attributable to U.S. Silica Holdings, Inc.:
Basic	$(4.49)	$(2.63)
Diluted	$(4.49)	$(2.63)
Weighted average shares outstanding:
Basic	73,253	76,453
Diluted	73,253	76,453
Dividends declared per share	$0.25	$0.25

U.S. SILICA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; dollars in thousands)

	December 31, 2019	December 31, 2018

ASSETS
Current Assets:
Cash and cash equivalents	$185,740	$202,498
Accounts receivable, net	182,238	215,486
Inventories, net	124,432	162,087
Prepaid expenses and other current assets	16,155	17,966
Income tax deposits	475	2,200
Total current assets	509,040	600,237
Property, plant and mine development, net	1,517,587	1,826,303
Operating lease right-of-use assets	53,098	—
Goodwill	273,524	261,340
Intangible assets, net	183,815	194,626
Other assets	16,170	18,334
Total assets	$2,553,234	$2,900,840
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$248,237	$216,400
Current portion of operating lease liabilities	53,587	—
Current portion of long-term debt	18,463	13,327
Current portion of deferred revenue	15,111	31,612
Total current liabilities	335,398	261,339
Long-term debt, net	1,213,985	1,246,428
Deferred revenue	35,523	81,707
Liability for pension and other post-retirement benefits	58,453	57,194
Deferred income taxes, net	38,585	137,239
Operating lease liabilities	117,964	—
Other long-term obligations	36,746	64,629
Total liabilities	1,836,654	1,848,536
Stockholders’ Equity:
Preferred stock	—	—
Common stock	823	818
Additional paid-in capital	1,185,116	1,169,383
Retained (deficit) earnings	(279,956)	67,854
Treasury stock, at cost	(180,912)	(178,215)
Accumulated other comprehensive loss	(19,854)	(15,020)
Total U.S. Silica Holdings, Inc. stockholders’ equity	705,217	1,044,820
Non-controlling interest	11,363	7,484
Total stockholders' equity	716,580	1,052,304
Total liabilities and stockholders’ equity	$2,553,234	$2,900,840

Non-GAAP Financial Measures
Segment Contribution Margin
Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes certain corporate costs not associated with the operations of the segment. These unallocated costs include costs related to corporate functional areas such as sales, production and engineering, corporate purchasing, accounting, treasury, information technology, legal and human resources.
The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to segment contribution margin.

	Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018
Sales:
Oil & Gas Proppants	$234,273	$242,707	$243,546
Industrial & Specialty Products	104,786	119,107	113,834
Total sales	339,059	361,814	357,380
Segment contribution margin:
Oil & Gas Proppants	67,993	50,557	54,255
Industrial & Specialty Products	39,114	44,397	44,556
Total segment contribution margin	107,107	94,954	98,811
Operating activities excluded from segment cost of sales	(26,010)	(16,773)	(28,469)
Selling, general and administrative	(37,325)	(40,208)	(32,168)
Depreciation, depletion and amortization	(42,819)	(47,126)	(46,527)
Goodwill and other asset impairments	(363,717)	(130)	(265,715)
Interest expense	(22,996)	(24,733)	(21,281)
Other income (expense), net, including interest income	443	3,280	1,336
Income tax benefit	91,892	7,671	37,938
Net (loss) income	$(293,425)	$(23,065)	$(256,075)
Less: Net loss attributable to non-controlling interest	(554)	(28)	(13)
Net (loss) income attributable to U.S. Silica Holdings, Inc.	$(292,871)	$(23,093)	$(256,062)

	Year Ended
	December 31, 2019	December 31, 2018
Sales:
Oil & Gas Proppants	$1,010,521	$1,182,991
Industrial & Specialty Products	463,956	394,307
Total sales	1,474,477	1,577,298
Segment contribution margin:
Oil & Gas Proppants	248,594	357,846
Industrial & Specialty Products	178,215	155,084
Total segment contribution margin	426,809	512,930
Operating activities excluded from segment cost of sales	(85,625)	(98,761)
Selling, general and administrative	(150,848)	(146,971)
Depreciation, depletion and amortization	(179,444)	(148,832)
Goodwill and other asset impairments	(363,847)	(281,899)
Interest expense	(95,472)	(70,564)
Other income (expense), net, including interest income	19,519	4,144
Income tax benefit	99,151	29,132
Net (loss) income	$(329,757)	$(200,821)
Less: Net loss attributable to non-controlling interest	(675)	(13)
Net (loss) income attributable to U.S. Silica Holdings, Inc.	$(329,082)	$(200,808)
Adjusted EBITDA
Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

(All amounts in thousands)	Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018
Net (loss) income attributable to U.S. Silica Holdings, Inc.	$(292,871)	$(23,037)	$(256,062)
Total interest expense, net of interest income	22,366	23,711	21,446
Provision for taxes	(91,892)	(7,671)	(37,938)
Total depreciation, depletion and amortization expenses	42,819	47,126	46,527
EBITDA	(319,578)	40,129	(226,027)
Non-cash incentive compensation (1)	5,340	3,722	3,725
Post-employment expenses (excluding service costs) (2)	434	426	554
Merger and acquisition related expenses (3)	16,274	4,873	5,668
Plant capacity expansion expenses (4)	1,347	3,918	14,012
Contract termination expenses (5)	822	60	2,491
Goodwill and other asset impairments (6)	363,717	130	265,715
Business optimization projects (7)	—	49	54
Facility Closure Costs (8)	2,114	3,523	—
Gain on valuation change of royalty note payable (9)	(750)	(2,004)	—
Other adjustments allowable under the Credit Agreement (10)	3,857	3,583	1,814
Adjusted EBITDA	$73,577	$58,409	$68,006

(All amounts in thousands)	Year Ended
	December 31, 2019	December 31, 2018
Net (loss) income attributable to U.S. Silica Holdings, Inc.	$(329,082)	$(200,808)
Total interest expense, net of interest income	92,063	64,689
Provision for taxes	(99,151)	(29,132)
Total depreciation, depletion and amortization expenses	179,444	148,832
EBITDA	(156,726)	(16,419)
Non-cash incentive compensation (1)	15,906	22,337
Post-employment expenses (excluding service costs) (2)	1,735	2,206
Merger and acquisition related expenses (3)	32,021	34,098
Plant capacity expansion expenses (4)	17,576	59,112
Contract termination expenses (5)	1,882	2,491
Goodwill and other asset impairments (6)	363,847	281,899
Business optimization projects (7)	55	1,980
Facility closure costs (8)	12,718	529
Gain on valuation change of royalty note payable (9)	(16,854)	—
Other adjustments allowable under the Credit Agreement (10)	14,165	4,290
Adjusted EBITDA	$286,325	$392,523

(1)	Reflects equity-based non-cash compensation expense.
(2)
Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. Non-service net periodic benefit costs are not considered reflective of our operating performance because these costs do not exclusively originate from employee services during the applicable period and may experience periodic fluctuations as a result of changes in non-operating factors, including changes in discount rates, changes in expected returns on benefit plan assets, and other demographic actuarial assumptions.

(3)
Merger and acquisition related expenses include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items, such as the amortization of inventory fair value step-up, information technology integration costs and similar charges. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as we continue to integrate prior acquisitions and pursue any future acquisitions.

(4)
Plant capacity expansion expenses include expenses that are not inventoriable or capitalizable as related to plant expansion projects greater than $5 million in capital expenditures or plant start up projects. While these expenses are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future.

(5)
Reflects contract termination expenses related to strategically exiting a service contract and losses related to sub-leases. While these expenses are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future as we continue to strategically evaluate our contracts.

(6)
For the fourth quarter and year ended 2019, reflects $243.1 million of long-lived asset impairments, $115.4 million of operating lease right-of-use asset impairments, $4.1 million of inventory asset impairments, and $1.2 million of intangible asset impairments in our Oil and Gas Proppants reporting segment. These impairments were related to a sharp decline in customer demand for Northern White frac sand and for regional non-in-basin frac sand as more tons are produced and sold in-basin, along with significant price decreases of frac sand. Additionally, given these events, we also experienced a significant decline in the utilization of our sand railcar fleet in our transload network leading to a significant number of rail cars being put into storage and no longer used to deliver sand to our customers. For the fourth quarter and year ended 2018, reflects $164.2 million of goodwill impairments, $97.0 million of long-lived asset impairments and $4.5 million of intangible asset impairments in our Oil & Gas Proppants reporting segment due to a declining shift in demand for Northern White sand caused by some of our customers shifting to local in-basin frac sands with lower logistics costs. For the year ended 2018, it also reflects a $16.2 million asset impairment related to the closure of our resin coating facility and associated product portfolio during the second quarter of 2018.

(7)
Reflects costs incurred related to business optimization projects mainly within our corporate center, which aim to measure and improve the efficiency, productivity and performance of our organization. While these costs are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses may recur in the future.

(8)
Reflects costs incurred mainly related to idled sand facilities and closed corporate offices, including severance costs and remaining contracted costs such as office lease costs, and common area maintenance fees. While these costs are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses may recur in the future.

(9)
Gain on valuation change of royalty note payable due to a change in estimate of future tonnages and sales related to the sand shipped from our Tyler, Texas facility. This gain is not operational in nature and is not expected to continue for any singular event on an ongoing basis.

(10)
Reflects miscellaneous adjustments permitted under the Credit Agreement. For 2019, includes $6.2 million of loss contingencies reserve as well as restructuring costs for actions that will provide future savings, storm damage costs, recruiting fees, relocation costs and a loss on sale of assets, partially offset by insurance proceeds of $2.2 million. For 2018, includes storm damage costs, recruiting fees, relocation costs, and a net loss of $0.7 million on divestitures of assets, consisting of $5.2 million of contract termination costs and $1.3 million of divestiture related expenses such as legal fees and consulting fees, partially offset by a $5.8 million gain on sale of assets. While these gains and costs are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of gains and expenses have occurred in prior periods and may recur in the future.

Supplemental Information

1)	What was the cash flow from operations for the fourth quarter of 2019 and do you expect to be free cash flow positive in 2020?
For the fourth quarter of 2019, cash flow from operations totaled $27.7 million. Based on our current forecast, we expect to generate free cash flow in 2020 after capex and dividends.

2)	What are the underlying assumptions of the plan to reduce gross debt and has the plan changed given your updated outlook for the Oil & Gas segment?
We remain committed to de-levering the balance sheet and will use our free cash flow opportunistically to repurchase debt. Decisions to repurchase debt will be examined on a quarterly basis and will be subject to the level of business activity in the period and other needs for cash.

3)	What is the capex guidance for the full year 2020? What is the split between maintenance and growth capex?
We have budgeted between $30 million and $40 million in capex for the full year 2020. We expect that maintenance capital will be approximately $15 million with the remaining capital to be spent on growth projects for our Industrial and Specialty Products segment and to a lesser extent our SandBox unit. We intend to fund all our capital projects in 2020 with cash flow from operations.

4)	Did you institute annual price increases for ISP products in 2020 and are those price increases sticking?
Yes, we raised prices for most of our non-contracted silica sand, aggregate diatomaceous earth and clay products used primarily in foundry, paints, coatings, elastomers, roofing, chemicals, recreation, building products, agricultural, pet litter and other applications.

Price increases ranged up to 6 percent, depending on the product and grade. Additionally, prices for whole grain glass sand increased by up to 4 percent.

The price increases are being instituted to support the continued investments the Company is making in upgrading its capacity to meet the growing demand for its products and to offset rising production costs. Most of the price increases are sticking.

5)	What is your estimate of how much Northern White Sand capacity has come offline through the end of the fourth quarter?
A recent third-party study estimated that upwards of 40 million tons per annum of Northern White Sand capacity had been idled through the end of 2019.

6)	How much Oil & Gas sand capacity has U.S. Silica idled to date?

To date, U.S. Silica has idled one Northern White Sand mine and two regional sand mines and has curtailed production at 4 other facilities by cutting shifts and days and hours worked, for a total of approximately 8 million tons per year currently offline.

7)	What is the status of your Crane and Lamesa mines in the Permian?
In the fourth quarter, we believe that Crane and Lamesa were two of the most heavily utilized frac sand mines in the Permian Basin.

8)	What is the year-over-year frac sand demand outlook for 2020? What is the breakout for Northern White Sand?
In 2020, we believe that frac sand demand will increase by approximately 5% over 2019. For Northern White Sand specifically, we estimate approximately 20-25 million tons of demand against 40-50 million tons of active supply.

Investor Contacts
Michael Lawson
Vice President of Investor Relations and Corporate Communications
301-682-0304
lawsonm@ussilica.com